SECOND AMENDMENT TO

SECURITIES LENDING AUTHORIZATION AGREEMENT

BETWEEN

RENAISSANCE CAPITAL GREENWICH FUNDS,

ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B

AND

STATE STREET BANK AND TRUST COMPANY

This Second Amendment (this “Amendment”) dated as of September 15, 2016 is between Renaissance Capital Greenwich Funds, on behalf of its series as listed on Schedule B, severally and not jointly (each, a “Fund” and collectively, the “Funds”), and State Street Bank and Trust Company, acting either directly or through any affiliates or subsidiaries (collectively, “State Street”).

Reference is made to the Securities Lending Authorization Agreement dated as of October 9, 2013, as amended to date, between Renaissance Capital Greenwich Funds, on behalf of its series as listed on Schedule B thereto, and State Street (the “Agreement”).

WHEREAS, the Renaissance Capital Greenwich Funds and State Street both desire to amend the Agreement as set forth below.

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:

1.       Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.       Amendments.

(i) Schedule A to the Agreement is hereby amended by deleting it in its entirety and replacing it with the revised Schedule A attached to this Amendment.

(ii) Schedule D to the Agreement is hereby amended by deleting in its entirety and replacing with the revised Schedule D attached to this Amendment.

3.       Representations and Warranties. Each party hereto represents and warrants that (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; and (c) this Amendment constitutes a legal, valid, and binding obligation enforceable against it.

4.       Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect.

5.       Governing Law. This Amendment shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

6.       Effective Date. This Amendment shall be effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto execute this Second Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

RENAISSANCE CAPITAL GREENWICH FUNDS, on behalf of each of its series as listed on Schedule B, severally and not jointly By: /s/ Kathleen S. Smith Name: Kathleen S. Smith Title: Principal	STATE STREET BANK AND TRUST COMPANY By: /s/ Owen Nichols Name: Owen Nichols Title: Managing Director

Schedule A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 9th day of October 2013 between RENAISSANCE CAPITAL GREENWICH FUNDS, ON BEHALF OF EACH OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”), as amended.

Fee Split

75% to the Fund

25% to State Street

Cash Collateral Investment

Each Fund instructs State Street to invest cash Collateral in the State Street Navigator Securities Lending Prime Portfolio (hereinafter the “Prime Portfolio”). The management fees for investing in the Prime Portfolio are as follows:

On an annualized basis, the management/custody/fund administration/transfer agent fee for investing cash Collateral in the Prime Portfolio is not more than 5.00 basis points netted out of yield. In addition, the trustee may pay out of the assets of the Prime Portfolio all reasonable expenses and fees of the Prime Portfolio, including professional fees or disbursements, incurred in connection with the operation of the Prime Portfolio.

In connection with the direction to State Street above to invest certain cash collateral in the Prime Portfolio each Fund acknowledges that it has received and reviewed the updated Confidential Offering Memorandum dated April 4, 2016 (the “Prime COM”), including those provisions under the header “Portfolio’s Investment Objective and Strategies Beginning October 14, 2016” which such provisions are included here as Attachment A for ease of reference.

Each Fund instructs State Street to treat the instruction above to invest certain cash Collateral in the Prime Portfolio as an instruction to invest such cash Collateral in the State Street Navigator Securities Lending Government Money Market Portfolio (the “Government Portfolio”) when the Prime Portfolio changes its name to the Government Portfolio as contemplated in the Prime COM. After the effectiveness of such name change, references to the Prime Portfolio on this Schedule A or in the Agreement shall be read as the Government Portfolio.

To the extent that cash Collateral cannot be promptly invested in the Prime Portfolio pursuant to the Client’s direction above due to the timing of delivery by Borrower, such cash Collateral may be invested as State Street may select, including in a demand deposit account or similar account in the name of State Street or any State Street Affiliate and/or in any short-term investment fund, mutual fund, securities lending trust or other collective investment fund with respect to which State Street and/or State Street Affiliates may provide investment management or advisory, trust, custody, transfer agency, shareholder servicing and/or other services for which they are compensated, provided that any such investment conforms with the investment guidelines of the Prime Portfolio in each case until such cash Collateral can be invested in the Prime Portfolio pursuant to each Fund’s direction above.

ATTACHMENT A

Portfolio’s Investment Objective and Strategies Beginning October 14, 2016

In response to regulatory changes adopted by the SEC that will affect the structure and operation of money market funds, the Board of Trustees of the Trust has approved, effective as of the Modification Date (i.e., October 14, 2016), a new investment objective and new investment strategies for the Prime Portfolio, which are designed to permit the Prime Portfolio to operate as a “government money market fund” within the meaning of Rule 2a-7 under the 1940 Act, as such Rule will be in effect on October 14, 2016. The Board also approved changing the Prime Portfolio’s name to the State Street Navigator Securities Lending Government Money Market Portfolio (the “Government Money Market Portfolio”), effective as of the Modification Date.

Effective as of the Modification Date, the investment objective of the Portfolio will be to seek: (i) current income to the extent consistent with the preservation of capital and liquidity; and (ii) the maintenance of a stable $1.00 per share net asset value.

Consistent with qualifying as a government money market fund, the Portfolio will be required to invest 99.5 percent or more of its total assets in (i) cash; (ii) obligations issued or guaranteed as to principal and/or interest, as applicable, by the U.S. government or its agencies and instrumentalities (“U.S. Government Securities”); and (iii) repurchase agreements collateralized by cash and U.S. Government Securities.

During the transition period leading up to the Modification Date, the assets of the Prime Portfolio will continue to be managed in accordance with the Prime Portfolio’s current investment objective and strategies. However, during this period the assets will also be managed in a manner that will permit the Prime Portfolio to qualify as a “government money market fund” as of the Modification Date. Accordingly, the Prime Portfolio’s exposure to non-government securities will decrease over time leading up to the Modification Date, which can be expected to impact the yield of the Prime Portfolio during the transition period.

Schedule D

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 9th day of October 2013 between RENAISSANCE CAPITAL GREENWICH FUNDS, ON BEHALF OF EACH OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”), as amended.

Lending Restrictions

1. At all times, at least 25% of each security holding of a Fund shall be designated as not being part of such Fund’s Available Securities.

2. Minimum Demand Spread Requirements.

“Minimum Demand Spread Test. At the initiation of each Loan, the Demand Spread must be equal to or greater than 100 basis points. For the avoidance of doubt, loans may have a Demand Spread that is lower than 100 basis points during the term of the Loan so long as the Loan satisfied the minimum requirement at initiation.

For purposes of the Minimum Demand Spread Test:

“Demand Spread” means, (i) with respect to a loan collateralized with cash, the difference between the Reference Rate and the rebate rate and, (ii) with respect to a loan collateralized with non-cash, the premium paid by Borrower in connection with the loan.

“Reference Rate” means Fed Target.

“Fed Target” means, if the target level for the federal funds rate most recently announced by the Federal Open Markets Committee (“FOMC”) is a specific rate, such rate, and if the target level for the federal funds rate most recently announced by the FOMC is a target band in lieu of a target rate, the lowest rate of the target band.